Exhibit 99.1

Victory Capital Reports November 2023 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--December 11, 2023--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $159.6 billion as of November 30, 2023, and average assets under management for November of $155.4 billion.

Victory Capital Holdings, Inc.
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	Nov. 30, 2023	Oct. 31, 2023
Solutions	$57,004	$52,855
Fixed Income	23,994	23,254
U.S. Mid Cap Equity	29,050	26,968
U.S. Small Cap Equity	14,586	13,642
U.S. Large Cap Equity	12,192	11,283
Global / Non-U.S. Equity	16,143	14,478
Alternative Investments	3,366	3,193
Total Long-Term Assets	$156,335	$145,675
Money Market / Short Term Assets	3,266	3,214
Total Assets Under Management	$159,600	$148,888

By Vehicle
Mutual Funds[2]	$104,863	$98,229
Separate Accounts and Other Pooled Vehicles[3]	49,968	46,105
ETFs[4]	4,769	4,555
Total Assets Under Management	$159,600	$148,888

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.

[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

About Victory Capital

Victory Capital is a diversified global asset management firm with $159.6 billion in assets under management as of November 30, 2023. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director of Global Communications
210-694-9693
Jessica_davila@vcm.com